Exhibit 10.2

September 15, 2020

Dear Ray:

This letter memorializes our recent discussions regarding our collective response to the COVID-19 pandemic and its dramatic impact on our community, our economy, and Ballantyne Strong, Inc. (the “Company”).

You have voluntarily agreed, during the Specified Period (as defined below), to reduce your rate of base salary by 25%, from your current rate of base salary of $275,000 (your “Regular Salary”) to a rate of base salary of $206,250 (your “Reduced Salary”). The “Specified Period” shall mean the period commencing on September 1, 2020 and continuing until and including September 30, 2020.

For the avoidance of doubt, for all purposes of the definition of “good reason” set forth in the executive employment agreement between you and the Company dated February 14, 2012 (the “Employment Agreement”), the reduction from your Regular Salary to your Reduced Salary will not be deemed to constitute a material breach of the Company’s obligations to you under the Employment Agreement during the Specified Period.

Notwithstanding the foregoing, for all purposes of Section 7 of the Employment Agreement, determinations made by reference to your “Base Salary” shall be based on your Regular Salary during the Specified Period.

Except as modified hereby, the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the foregoing by your signature below.

Best Regards,

BALLANTYNE STRONG, INC.

By:	/s/ Mark D. Roberson
Name:	Mark D. Roberson
Title:	CEO

Acknowledged and Agreed as of September 15, 2020:

/s/ Ray F. Boegner
Ray F. Boegner